Exhibit 10.1

Data443 Financial Service Agreement

July 16, 2026

The Parties

Party A: Data443 Risk Mitigation Inc., a company incorporated under the laws of the United States, whose registered address is at 4000 Sancar Way, Suite 420, Research Triangle, NC 27709. (hereinafter “Data443” or “Company”);

And

Party B: Margaret Z. Holdings Limited (hereinafter “Margaret” or “Financial Advisor”), a BVI company;

The above entities are collectively referred to as the “Parties” and individually as a “Party.”

This Service Agreement (“Agreement”) confirms that Data443 engages Margaret as the financial advisor for the U.S. De-SPAC-related business (“Project”). According to the terms and conditions of this Agreement, Margaret will act as the financial advisor for Data443 for a period of eighteen (18) months from the date of this Agreement, or the Project may be terminated upon ten (10) days’ prior written notice to the other party and mutual consent.

Ⅰ. Term of Service

Both parties agree that the term of service is eighteen (18) months, commencing from the date of this Agreement (the “Initial Term”).

Ⅱ. Service

Under this Project, Margaret will provide the following financial advisory services to Data443:

●	Identify and facilitate the acquisition of SPAC founder shares in connection with the proposed business combination involving Data443;

●	Design and structure the overall transaction, including the proposed business combination; ● Support execution of the transaction, including coordination of key workstreams and timelines;● Lead and assist in fundraising activities, with a primary focus on the Asia region.

Ⅲ. Service Fees

1.	Equity Success Fee o An additional 1.2 million shares of the combined PubCo shall be issued to Margaret (or its designated entities), on terms to be further set forth in the definitive agreements.

○	A share for Common Share exchange ratio (ATDS -> FORL) will be defined at the Date of Deal Close.

2.	Cash Success Fee

At the date of Deal Close, the Company (or its affiliate) shall issue to Margaret USD 1.0 million in promissory note:

●	USD 1.0 million, payable within ninety (90) days interest free period following the Date of Deal Close.

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If any payment is not made in accordance with such schedule, Data443 shall be subject to the penalty provisions set forth below.

Default Interest

In the event Data443 fails to make any payment in accordance with the payment schedule set forth above, including, without limitation, failure to pay USD 1,000,000 within ninety (90) days following the Date of Deal Close, the Loan shall bear interest at a rate of fifteen percent (15%) per annum (the “Default Interest Rate”).

Such interest shall accrue on the outstanding principal amount of the Loan from the date such payment was due and payable, calculated on a simple interest basis and accruing on a daily basis based on the actual number of days elapsed.

Default and Conversion Mechanism

If the Loan has not been fully repaid on or before the date falling twelve (12) months after the Date of Deal Close, then:

1.	the total amount outstanding and unpaid as of such date (including any remaining principal amount and accrued but unpaid interest, with interest calculated from the Interest Commencement Date through such date at a rate of 15% per annum); and

2.	Margaret shall have the right, at its sole discretion, to convert the Default Amount into ordinary shares of the combined public company (“PubCo”), at a conversion price equal to:

○	80% of the volume-weighted average price (VWAP) of PubCo’s shares over the twenty (20) trading days immediately preceding the conversion date; provided, however, that (a) in no event shall the conversion price be less than fifty percent (50%) of the volume-weighted average price (VWAP) of PubCo’s ordinary shares for the twenty (20) trading days immediately following the Date of Deal Close (the “Conversion Floor”), and (b) the aggregate number of ordinary shares issuable upon conversion of the Default Amount shall not exceed nineteen and ninety-nine hundredths percent (19.99%) of PubCo’s ordinary shares outstanding on the Date of Deal Close (the “Issuance Cap”). Any portion of the Default Amount that cannot be converted by reason of the Conversion Floor or the Issuance Cap shall remain payable by Data443 in cash, on demand.

V. Newly Issued Class B Preferred Shares

In addition to the equity allocations described above, the combined PubCo shall issue to the Company’s Chief Executive Officer, Jason Remillard (or his designate), 3,000,000 Class B Preferred Shares.

The Class B Preferred Shares shall:

●	Not participate in dividends,

●	Be convertible into Class A Common Stock at a ratio of 10:1,

●	Be non-transferrable except with the written consent of the Board,

●	Carry super-voting rights of 15:1 (fifteen votes per share) relative to Class A Common Stock, and

●	Super-voting rights automatically expire and cancel on the 36-month anniversary of the closing date of the Business Combination, unless extended by mutual written agreement of the combined PubCo and Mr. Remillard.

The issuance of the Class B Preferred Shares shall be documented as part of the Closing documentation and shall be filed as a Certificate of Designation with the Secretary of State in the applicable jurisdiction.

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VI. Retention Bonus Based on Trust Amount

Subject to the successful completion of the transaction and provided that the post-merger combined PubCo continues to satisfy the minimum listing requirements of the relevant stock exchange at each applicable milestone date, Margaret or Margaret appointed entity shall be entitled to a cash bonus equal to twenty-five percent (25%) of the total trust amount retained (net of redemptions) at the closing of the De-SPAC transaction. Such bonus shall be paid in three (3) equal installments as follows:

For the avoidance of doubt, each installment of the foregoing Retention Bonus shall be payable only if, as of the applicable payment date, PubCo (i) is in compliance with all continued listing requirements of its primary stock exchange (including any applicable minimum bid price), (ii) has reported trailing twelve-month consolidated revenue of not less than USD 5,000,000, and (iii) maintains unrestricted cash and cash equivalents of not less than USD 3,000,000 immediately after giving effect to such payment. If any of the foregoing conditions is not satisfied on a given payment date, the corresponding installment shall be deferred to the next succeeding quarter and re-tested; any installment remaining unpaid twelve (12) months following the Date of Deal Close shall be permanently forfeited.

1.	One-third (1/3) payable on the 3rd month following the Date of Deal Close;
2.	One-third (1/3) payable on the 6th month following the Date of Deal Close;
3.	One-third (1/3) payable on the 9th month following the Date of Deal Close.

Illustrative Example:

Assuming that the post-redemption Trust Account holds USD 6 million, the cash bonus allocated to Margaret or Margaret appointed entity shall be calculated as:

25% * USD 6 million = USD 1.5 million, paid in cash in 3 even distribution amounts.

Ⅶ. Nominee Shareholding and Proceeds Arrangement

In order to secure the services of its primary leader [Jason Remillard] without affecting the structure of the De-SPAC transaction, the parties agree to the following parameters:

Upon the allocation of 30M ATDS shares to Margaret or Margaret appointed entity as part of the business combination from the holdings of Jason Remillard, the combined PubCo shall issue 1,500,000 FORL shares to Margaret to be held as nominee on behalf of Jason Remillard (or his designate). These shares shall be held in escrow or a segregated account until sold.

Nominee shares held by Margaret shall carry no voting rights; proceeds to be remitted within 5 business days of settlement.

All net proceeds from the future sale of the 1,500,000 nominee shares shall contractually belong to Jason Remillard or his designate, and Margaret shall remit all such proceeds to Jason Remillard or his designate.

For the avoidance of doubt: all shares held by Margaret as nominee for Mr. Remillard, and the 30,000,000 Data443 shares referenced above, shall at all times be reported as beneficially owned by Mr. Remillard for purposes of Sections 13 and 16 of the U.S. Securities Exchange Act of 1934 and shall be disclosed in the registration statement for the De-SPAC Transaction; and any sale of such shares shall be effected only in compliance with applicable securities laws (including Rule 144) and any applicable insider-trading policies and lock-up agreements of PubCo.

Ⅷ. Confidentiality/Information

All terms of this agreement and information exchanged hereunder shall be treated as confidential. Neither Party shall disclose such information without prior written consent, except as required by law or regulatory authorities.

IⅩ. Regulatory Compliance

The Parties acknowledge that the Target is a U.S.-domiciled provider of data security and privacy products subject to potential U.S. regulatory review. The Parties shall cooperate in good faith to (i) obtain any necessary clearance from, or voluntarily file with, the Committee on Foreign Investment in the United States (CFIUS) prior to the Date of Deal Close if reasonably advised by qualified U.S. counsel; and (ii) at the Target’s reasonable request, designate a non-PRC, non-Hong-Kong entity (the “Designated Recipient”) to receive any equity or cash compensation otherwise payable to Margaret hereunder, provided that such designation does not materially diminish the economic benefits to Margaret.

Margaret further represents and warrants that (i) it is not required to register as a broker or dealer under Section 15 of the U.S. Securities Exchange Act of 1934 in connection with the services and compensation contemplated by this Agreement, or is duly so registered; (ii) it will provide, upon request, information regarding its ownership and control persons sufficient for Data443, FORL and their counsel to complete required diligence and disclosure (including OFAC and other sanctions screening); and (iii) neither Margaret nor any of its beneficial owners is a sanctioned person or organized or resident in a comprehensively sanctioned jurisdiction.

PubCo Acknowledgment; Further Assurances

The Parties acknowledge that the obligations under this Agreement relating to securities of FORL or PubCo (including the Equity Success Fee shares, the nominee shares described in Section Ⅶ, the Class B Preferred Shares described in Section V and any shares issuable upon conversion of the Note) require the agreement of FORL and, following the closing of the De-SPAC Transaction, PubCo, neither of which is a Party to this Agreement. Data443 shall use its reasonable best efforts to cause FORL to execute a joinder to, or written acknowledgment of, this Agreement and to provide for such issuances in the definitive documentation and constituent documents for the De-SPAC Transaction, in each case subject to applicable law and the rules of any applicable securities exchange (including any stockholder-approval and voting-rights requirements). Any such securities are expected to be issued in reliance on an exemption from registration under the U.S. Securities Act of 1933 and will constitute restricted securities. If such joinder or acknowledgment is not obtained, amounts payable hereunder shall be payable in cash to the extent provided herein, and the Note shall remain payable in cash in accordance with its terms.

X. Governing Law and Dispute Resolution

This agreement is governed by the laws of Delaware. Any disputes arising hereunder shall be resolved through arbitration administered by the Singapore International Arbitration Centre (SIAC) in accordance with the Arbitration Rules of the SIAC for the time being in force, with the seat of arbitration in Singapore.

(Signature Page follows)

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Data443 Risk Mitigation Inc. confirms acceptance of the terms and conditions of this Agreement with effect from the date of this letter.

Jason Remillard

Founder, CEO, President

Date:

Margaret Z. Holdings Limited

By:
Name:
Title:

Date:

Acknowledged and agreed, solely with respect to the section titled “PubCo Acknowledgment; Further Assurances”:

FOUR LEAF ACQUISITION CORPORATION

By:
Name:	Jason Remillard
Title:	President
Date:

Definitions

“Date of Deal Close” includes the completion of all of the following matters: Business Combination Agreement, Transaction Closing Payment, effectiveness of the Form S-4 registration statement, first day of trading on a major exchange.

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